Exhibit 5.1

AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY

SRA NO. 223597

21 TUDOR STREET • LONDON EC4Y 0DJ • DX 67 LONDON/CHANCERY

TELEPHONE: 020.7039.5959 • FACSIMILE: 020.7039.5999

November 8, 2016

STERIS plc

Chancery House

190 Waterside Road

Hamilton Industrial Park

Leicester

United Kingdom

LE5 1QZ

Re:	Registration Statement on Form S-8 of STERIS plc

Ladies and Gentlemen

Introduction

We have acted as advisors to STERIS plc, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated (the “Plan”).

Documents reviewed

In connection with the opinion expressed herein, we have examined the documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Opinion

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 4,031,196 ordinary shares of the Company, par value £0.10 per share (the “Ordinary Shares”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of applicable award agreements thereunder will be, when issued and delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and will not be subject to any call for payment of further capital by the Company, provided that the consideration received by the Company for such Ordinary Shares is at least equal to the stated subscription price thereof.

A LIST OF PARTNERS AND THEIR PROFESSIONAL QUALIFICATIONS IS AVAILABLE AT

21 TUDOR STREET • LONDON, EC4Y 0DJ.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES

MADRID • MEXICO CITY • MIAMI • MILAN • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

STERIS plc

Continued 2

Assumptions and qualifications

The opinion set forth above is subject to the following limitations, qualifications and assumptions.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the foregoing opinion, we have assumed that:

(i) each allotment of Ordinary Shares made and each award under the Plan granted after the date hereof will have been made in accordance with the Plan and validly approved by the board of directors of the Company or an authorized committee of the board of directors;

(ii) the resolutions authorizing the Company to allot, issue or deliver and sell the Ordinary Shares pursuant to the Plan and the applicable award agreements will remain in full force and effect at all times at which the Ordinary Shares are offered or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions;

(iii) when authorizing allotments of Ordinary Shares, the directors of the Company will have exercised their powers in accordance with their statutory duties under the Companies Act 2006, the Company’s articles of association and English common law;

(iv) as at the dates on which allotments of Ordinary Shares are made or rights to subscribe for Ordinary Shares are granted, the authority granted to the directors of the Company to make such allotments or grants for the purposes of Sections 551 and 561 of the Companies Act 2006 will remain unutilised to the extent necessary to permit such award or allotment;

(v) the consideration payable for each Ordinary Share is no less than its par value and is paid in full in “cash” for the purposes of Section 583(3) of the Companies Act 2006 and otherwise in accordance with the articles of association of the Company and applicable law, in either case in force at each allotment date;

(vi) valid entries are made in relation to the allotment of the Ordinary Shares in the books and registers of the Company;

(vii) the information revealed by our search of November 8, 2016 of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since then been altered or added to and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies; and

STERIS plc

Continued 3

(viii) the information revealed by our oral enquiry on November 8, 2016 of the Central Registry of Winding up Petitions (the “Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered or added to.

The Company Search is not capable of revealing conclusively whether or not:

(i) a winding up or administration petition or order has been presented or made or a resolution passed for the winding up of a company; or

(ii) a receiver, administrative receiver, administrator or liquidator has been appointed, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

The Company Search and the Enquiry are not conclusive that no prior security exists because (i) not all security interests created by a company are required to be registered at the Companies Registry and (ii) a period of 21 days is allowed to effect registration of a charge with the Registrar of Companies.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition has been presented or an application for an administration order has been made nor will the search conclusively reveal whether a charge or other restriction or prohibition has been created in relation to the real property owned by the relevant party.

The Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to current petitions (and not those which may have been subsequently withdrawn or otherwise dealt with).

English law

The opinion expressed herein is limited to English law as currently in effect, and we express no opinion as the laws of any other jurisdiction. This letter is to be governed by and construed in accordance with English law.

STERIS plc

Continued 4

Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Ordinary Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day